Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-147746 and 333-121353) on Form S-8 and (Nos. 333-158958, 333-142396, 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. of our report dated February 27, 2009, except as to notes 2(b), 2(h), 3, 4, 6, 7, 10, 11, 16, 17 and financial statement schedule III, which are as of November 19, 2009, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule III, properties and accumulated depreciation and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the current report on Form 8-K of Digital Realty Trust, Inc. dated November 19, 2009.

Our report refers to the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which all became effective on January 1, 2009.

/s/ KPMG LLP

San Francisco, California

November 19, 2009